Exhibit 10.57

State Auto Insurance Companies
Quality Performance Bonus Plan
2005 Addendum

Effective April 1, 2005

STATE AUTO INSURANCE COMPANIES
QUALITY PERFORMANCE BONUS PLAN
2005 ADDENDUM

Effective April 1, 2005

2005 Performance Standards Addendum:

This 2005 Performance Standards Addendum (the “2005 Addendum”) effective as of the date set forth above, is attached to and hereby expressly made a part of the State Auto Insurance Companies Quality Performance Bonus Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning given them in the Plan. Each calendar quarter in which the conditions described below for payment of QPB are met is referred to hereafter as a Performance Quarter. If the terms of the Plan are inconsistent with the terms of the 2005 Addendum, the terms of the Plan shall prevail. This 2005 Addendum shall be applicable until it is replaced by a subsequently dated addendum or until the Plan is terminated, whichever first occurs.

As a condition precedent to any QPB award, the Companies’ combined loss and expense ratio in each respective calendar quarter as calculated on a gross basis (i.e., before any reinsurance applicable) must be lower than 98%, based on statutory accounting practices (the “CR Condition”).

Provided the CR Condition is met for the Performance Quarter, a QPB based on underwriting profit shall be earned by all Eligible Employees, if the Companies’ gross loss ratio (i.e., before any reinsurance applicable) is less than the percentage achieved by subtracting from 98% State Auto’s direct expense ratio for the four consecutive calendar quarter period ending as of the last day of the calendar quarter immediately preceding the commencement of the then current Performance Quarter (the “Loss Ratio Target”). The total QPB Pool (as defined below) will be reduced in the aggregate by 10% for any Performance Quarter in which State Auto does not meet the then current year’s corporate sales goal established for it by State Auto’s Chief Executive Officer.

Notwithstanding the foregoing, it is understood and agreed that no Eligible Employee’s QPB award(s) earned during a particular calendar year shall accumulate to an amount in excess of 35% of such employee’s annual Base Compensation (the “35% Cap”), as described below.

2005 QPB Payment Formula:

The QPB Pool equals twenty percent (20%) of the underwriting profit derived from the Companies having achieved a gross loss ratio less than the Loss Ratio Target in a particular Performance Quarter. Stated as a formula, the QPB Pool = Loss Ratio Target – Companies’ gross loss ratio for the Performance Quarter x Companies’ earned premium for the Performance Quarter x 20%.

The formula varies depending on whether the Eligible Employee is a branch/regional office employee (a “branch/regional office employee”) or a corporate employee (a “corporate employee”), each as determined by management of the Companies. For corporate employees, subject to the adjustment described below, the QPB payment equals 20% of the underwriting profit derived from the Companies’ having achieved a gross loss ratio less than the Loss Ratio Target. Stated in a formula, the QPB percentage payout for a corporate employee is:

.20 x (Loss Ratio Target – Companies’ gross loss ratio for the Performance Quarter) x
Companies’ earned premium in the Performance Quarter
Quarterly Base Compensation of all Eligible Employees of the Companies

Subject to the adjustments described below, the resulting QPB percentage payout is applied to each corporate employee’s Base Compensation paid in the respective Performance Quarter.

For branch/regional office employees, the amount of the QPB payment depends on (i) the amount by which the Companies’ gross loss ratio is less than the Loss Ratio Target and (ii) the amount by which the gross loss ratio on business produced by the branch/regional office is less than the Loss Ratio Target. Thirty percent (30%) of the branch/regional office employee’s QPB payment is based on the Companies’ gross loss ratio and seventy percent (70%) is based on each respective branch/regional office’s gross loss ratio. Stated as a formula, the QPB percentage payout for the branch/regional office employee equals:

.20 x (Loss Ratio Target – Companies’ gross loss ratio for the Performance Quarter) x
Companies’ earned premium for the Performance Quarter x .30
Quarterly Base Compensation of all Eligible Employees of the Companies

PLUS

.20 x (Loss Ratio Target– branch/regional office gross loss ratio for the Performance Quarter)
x Companies’ earned premium for the Performance Quarter x .70
Quarterly Base Compensation of all Eligible Employees of the Companies

(note: the Loss Ratio Target for State Auto National is the Companies’ Loss Ratio Target plus five
(5) percentage points)

The results of these two calculations are added together to determine the QPB payout percentage for each respective branch/regional office employee. Subject to the adjustments described below, the resulting percentage is applied to each branch/regional office employee’s Base Compensation paid in the Performance Quarter.

In the event the dollars that would be paid out as a result of these calculations exceed the amount of the QPB Pool, the payout percentages are reduced pro rata so the total QPB payout does not exceed the amount of the QPB Pool for a Performance Quarter.

The minimum amount of the QPB payment is 1% of each Eligible Employee’s quarterly Base Compensation, provided the condition precedent set forth above is met.

If the Companies’ corporate sales goal for the particular calendar year, as established by the CEO and published internally, is not met in any particular Performance Quarter, the total amount of the QPB Pool shall be reduced by 10%.

Each Eligible Employee’s QPB award shall be adjusted in any Performance Quarter in which such QPB award causes such Eligible Employee’s cumulative QPB awards earned during a calendar year to exceed the 35% Cap. This adjustment, if applied, shall be limited to the amount necessary to cause the cumulative QPB awards earned by such Eligible Employee during such calendar year to not exceed the 35% Cap. This adjustment, if applied, shall be applied in the Performance Quarter producing a QPB award which causes such employee’s cumulative QPB awards earned for that particular calendar year to exceed the 35% Cap.

/s/ Robert H. Moone
Robert H. Moone, CEO, Chairman and President